                                  EXHIBIT 6.35

               STOCK OPTION GRANT AGREEMENT, DATED APRIL 15, 1997,
                   BY AND BETWEEN THE COMPANY AND GERALD HATTO

                        SEQUESTER HOLDINGS, INCORPORATED
                                 1997 STOCK PLAN
                          STOCK OPTION GRANT AGREEMENT

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR SUCH LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Optionee:                              Gerald E. Hatto

Number of Option Shares:               250,000

Exercise Price Per Share:              $0.34

Date of Grant:                         April 15, 1997

Expiration Date:                       April 15, 2007

Type of Stock Option (check one):

                                  Incentive       X  Non-Qualified
                              ---                ---

             1. Grant of Option. Sequester Holdings, Incorporated, a Nevada corporation (the "Company"), hereby grants to the optionee named above ("Optionee") an option ("Option") to purchase the total number of shares of Common Stock of the Company set forth above (the "Shares") at the exercise price per share set forth above (the "Exercise Price"), subject to all of the terms and conditions of this Stock Option Grant Agreement ("Agreement") and the Company's 1997 Stock Plan as it may be amended from time to time (the "Plan"). The Plan is incorporated herein by this reference. Terms defined in the Plan have the same meaning in this Agreement. If designated as an Incentive Stock Option above, this Option is intended to qualify as an "incentive stock option" ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

             2. Exercise Period of Option. Subject to the terms and conditions of the Plan and this grant, this Option shall become 100% exercisable as of the date of this grant.

             3. Method of Exercise. The Option shall be exercised by the Optionee (a) by giving written notice to the Secretary of the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and (b) tendering payment of the option price for each share of Common Stock to be purchased. The exercise price of any shares of Common Stock exercised under this Option must be paid in full upon such exercise. Payment shall be made in cash, previously owned shares of Common Stock (which have been held at least six months by the Optionee), by promissory note or such other form of consideration as the Committee may permit. If payment is made by promissory note, such note shall be secured by the shares purchased, have a term of five years, bear interest at an annual rate equal to the then applicable Federal Reserve Rate, compounded annually, and all principal and interest shall be paid in full at maturity or upon sale of any shares securing such note, whichever is earlier. The Optionee's exercise notice provided for in this Section above shall be accompanied by (i) this Agreement (for appropriate endorsement by the Company to reflect such exercise), (ii) an investment letter pursuant to Sections 9-11 below, if then required by the Committee, and (iii) such other agreements and documents as may be reasonably requested by the Company.

             4. Termination. In the event that the Optionee shall cease to be engaged by the Company or an Affiliate due to any reason, any Options which have not been exercised shall remain exercisable for 30 days after the Termination Date or until the Expiration Date (as set forth above), whichever is earlier.

             5. Non-Transferability of Option. This Option may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code.

             6. No Rights as Stockholder. Optionee shall have no rights as a stockholder with respect to shares of the Company's Common Stock covered by this Option until the date of the issuance of a stock certificate or stock certificates.

             7. Modification, Termination and Adjustment. The rights of the Optionee are subject to modification, termination and adjustment in certain events as provided in the Plan.

             8. Investment Covenant - Underlying Shares. The Optionee represents and agrees that as a condition to exercise of this Option, the shares of Common Stock of the Company that the Optionee acquires under this Option will be acquired by the Optionee for investment and not with a view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933, as amended (the "Securities Act") or any other applicable law, regulation or rule of any governmental agency. The Company may place restrictive legends on any certificates evidencing shares issued upon exercise of any options hereunder if deemed necessary by the Company to comply with applicable securities laws.

             9. Investment Covenant - Options. The Optionee represents and warrants that Optionee is acquiring the Options for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Optionee further understands that the issuance and sale of the Options to be acquired by him hereunder have not been the subject of a registration statement filed under the Securities Act, or qualified under applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of such laws. Optionee understands that the Options may not be resold by Optionee unless such sale is registered under the Securities Act and qualified under applicable state laws or an exemption from such registration or qualification is available.

             10. Accredited Investor. The Optionee represents and warrants that Optionee is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and has substantial experience in evaluating and investing in securities and has made or contemplated investments of securities other than those of the Company. Optionee further acknowledges that by reason of his business or financial experience, Optionee has the ability to bear the economic risk of his investment in the Options and understands that the Options represent a speculative investment and that there is substantial risk of complete loss of such investment.

             11. Form S-8 Registration. The Company agrees to use its best efforts to register this Option under a Form S-8 registration statement, to the extent that such Form is available to the Company and Optionee is eligible thereunder.

             12. Authority. Optionee represents and warrants to the Company that Optionee has the legal right, authority and capacity to enter into this Agreement and to render the services described herein, and that the delivery and execution of the Agreement will not violate the terms of any other agreement to which Optionee is a party.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                       SEQUESTER HOLDINGS, INCORPORATED


                                       By ___________________________________

                                           Its ______________________________


ACCEPTANCE BY OPTIONEE:

             The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that the Optionee is familiar with the terms and provisions thereof. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan and this Stock Option Grant Agreement. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and where applicable, the Committee, upon any questions arising under the Plan and this Stock Option Grant Agreement.

                                       OPTIONEE:



                                       By ___________________________________
                                                Gerald E. Hatto


                                       Optionee Address:

                                       ______________________________________

                                       ______________________________________

                                       ______________________________________